Contact: Dennis Sabourin
Investor Relations Manager
(732) 212-3321

WELLMAN, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

August 22, 2001, Shrewsbury, NJ - Wellman, Inc. (NYSE: WLM) announced today that its Board of Directors has adopted a Shareholder Rights Plan to replace its previous Shareholder Rights Plan that expired on August 5, 2001. Under the new plan, Common Stock Purchase Rights will be distributed as a dividend on September 17, 2001, at the rate of one Right for each share of Common Stock held as of the close of business on August 31, 2001.

The Rights, which will trade automatically with the Company's Common Stock, entitles the holders of the Common Stock to purchase one share of Common Stock at a specified exercise price only if any person or group becomes the beneficial owner of 20% or more of the Company's Common Stock. The Rights will expire on August 31, 2011, unless earlier redeemed or exchanged.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent a potential acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders.

Thomas M. Duff, Wellman's CEO, stated, "The Shareholder Rights Plan will not restrict or prohibit consideration by the Company's Board of Directors of any offer with terms favorable to all shareholders. It is intended to protect the interests of shareholders in the event the Company is confronted with coercive or unfair takeover tactics." Mr. Duff noted that the Rights Plan was not adopted in response to any effort to acquire Wellman nor was he aware of any such effort. He added, "More than 2,300 public companies currently have similar plans in place."

Wellman, Inc. manufactures and markets high-quality polyester products, including Fortrel® brand polyester textile fibers, polyester fibers made from recycled raw materials, Perma Clear® brand PET (polyethylene terephthalate) packaging resins and EcoClear® brand PET packaging made from 100% recycled postconsumer PET beverages containers. The world's largest PET plastic recycler, Welman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Risks and Uncertainties. Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this release based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; changes in financial markets; interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operations of assets; changes in laws and regulations; prices of competing products; natural disasters; and our ability to complete expansions and other capital projects on time and budget and to maintain the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2000.